Exhibit 99.2

PR Contact:	Synplicity Contact:

Steve Gabriel	Nancy Weiss
Porter Novelli	Synplicity Inc.
408/369-1500 x627	408/215-6000
steve.gabriel@porternovelli.com	nancy@synplicity.com

SYNPLICITY ANNOUNCES ANDREW HAINES HAS REJOINED THE COMPANY AS VICE PRESIDENT OF MARKETING

Former Synplicity Executive’s Return Completes Management Team

SUNNYVALE, Calif., September 28, 2004 - Synplicity Inc. (NASDAQ: SYNP), a leading supplier of software for the design and verification of semiconductors, today announced Andrew Haines has rejoined Synplicity to lead the company’s worldwide marketing team as vice president of marketing. Haines’ responsibilities will include overseeing the company’s efforts in the structured/platform ASIC and DSP markets, as well as working to expand Synplicity’s leadership role in the FPGA synthesis market. Haines originally joined Synplicity in 1996 as the company’s vice president of marketing and remained in that capacity until 2002, when he departed to pursue interests in the intellectual property (IP) industry.

“We could not be more pleased to have Andy rejoin our management team at Synplicity and lead our marketing efforts,” said Gary Meyers, president and CEO, Synplicity. “We expect that Andy’s experience with the company, unique industry background, and strategic vision will prove to be a tremendous and immediate benefit for us.”

Haines added, “Synplicity has a long track record for being an innovator in the electronic design automation industry and developing products that customers rely on to solve their most challenging design issues. We have a great team in place and I am very excited to once again be part of a company that is as well regarded as Synplicity.”

Haines has more than 27 years experience in marketing high-technology semiconductor and electronic design automation products. Most recently, Haines served as vice president of business operations at Catalytic, Inc. Haines also served as senior vice president of marketing at ARC International. Before joining Synplicity in 1996, he was president and founder of Page Mill Marketing. Haines also held the position of director of marketing at Actel Corp. and held marketing management positions at VLSI Technology and Intel. He holds a B.S. in physics from the University of Wisconsin.

About Synplicity

Synplicity® Inc. (Nasdaq: SYNP) is a leading supplier of innovative synthesis, verification and physical implementation software solutions that enable the rapid and effective design and verification of semiconductors. Synplicity’s high-quality, high-performance tools significantly reduce costs and time-to-market for FPGA, structured/platform ASIC and cell-based/COT ASIC designers. The company’s underlying Behavior Extracting Synthesis Technology® (BEST™), which is embedded in its logical, physical and verification tools, and has led to Synplicity’s top position in FPGA synthesis, now provides the same fast runtimes and quality of results to ASIC and COT customers. The company’s fast, easy-to-use products support industry standard design languages (VHDL and Verilog) and run on popular platforms. Synplicity employs over 280 people in its 20 facilities worldwide. Synplicity is headquartered in Sunnyvale, California. For more information visit http://www.synplicity.com.

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Synplicity, and Behavior Extracting Synthesis Technology are registered trademarks of Synplicity Inc. BEST is a trademark of Synplicity Inc. All other names mentioned herein are the trademarks or registered trademarks of their owners.